FOR IMMEDIATE RELEASE

PRESS RELEASE

                          CARRIER1 REPORTS 2nd QUARTER RESULTS
                                  AND RETIREMENT OF CEO

                              CHAIRMAN VICTOR PELSON SAYS
                            SEARCH FOR NEW CEO NEARLY COMPLETE

2ND QUARTER HIGHLIGHTS:
     - 88% revenue growth over prior year to $108 million
     - Streamlining voice business by reducing exposure to non-core customer and product groups
     - AOL extended UK VISP contract to 2004 and placed additional orders for capacity

All financial numbers are in US dollars

     Zurich, August 14, 2001. Carrier1 (Neuer Market: CJN; NASDAQ: CONE) today announced its financial results for the second quarter ended June 30, 2001. The Company also announced the retirement of its President and Chief Executive Officer, Stig Johansson. A search for a new CEO is nearing completion, and the Company expects to announce the new CEO within 30 days. Victor Pelson, who became non-executive Chairman of Carrier1 in mid-May of this year, said that in the interim, executive duties would be assumed by senior officers of the Company, who will report to him. Mr. Pelson is a former senior AT&T executive. When he left AT&T in 1996 at the time of the Lucent Technologies and NCR spin-offs, he was a member of the AT&T Board of Directors and the executive responsible for AT&T's operations in the United States and around the world.

     Commenting on Mr. Johansson's retirement, Pelson said, "Stig was instrumental in the rapid development of Carrier1 to become a leading European provider of high-quality, end-to-end communications services. The Board appreciates his service in these early days of the Company's growth and we wish him the best in the future."

     Carrier1 reported second quarter revenues of $108.0 million, an 88% increase over the second quarter of 2000 and a 21% sequential increase from the first quarter of this year. EBITDA (earnings before interest, taxes, depreciation, amortization, foreign currency exchange gains or losses, other income or expense and extraordinary items), was a loss of $13.1 million for the quarter, excluding bad debt expenses of $16.8 million, for a total EBITDA loss of $29.9 million.

     As of June 30, 2001, unrestricted and restricted cash, cash equivalents and marketable securities totalled $161.5 million. The Company also expects to receive net value-added tax (VAT) refunds of approximately $40 million from various governmental institutions before year-end. Capital expenditures in the second quarter were $43.8 million, compared to $109.2 million in the first quarter of 2001.

     "Clearly, Carrier1 is not immune to the difficult economic conditions affecting the telecommunications industry and many of our customers. However, we were encouraged by the 88% revenue growth over the prior year's second quarter, including a more than three-fold increase in data revenue," said Alex Schmid, Chief Financial Officer. "We were also pleased that AOL extended its UK VISP contract to 2004 and placed additional orders for capacity with the Company, which we believe underscores the strength of our services and capabilities."

     "One of the key drivers for our business going forward is to continue our thorough analysis of what products and customer groups can deliver improved performance to Carrier1. This requires tough actions such as ceasing commercial relationships with certain customer groups to address possible credit risk or scalability issues, particularly in the voice area," said Schmid. "In addition to the actions we are taking in our voice business, we are also reducing capital expenditure levels and SG&A costs, while continuing to execute critical strategic initiatives to position the Company for long-term growth, including the completion of several key metropolitan last mile networks."

FIRST HALF AND SECOND QUARTER FINANCIAL RESULTS

REVENUE

     Total revenue for the second quarter of 2001 amounted to $108.0 million, a 21% increase compared with the $89.6 million reported in the first quarter of 2001, and an 88% increase over the $57.5 million reported in the second quarter of 2000. For the first six months of 2001, Carrier1's revenue totaled $197.6 million, an 82% increase from total revenue of $108.8 million reported in the same period of last year. The sequential and year-over-year revenue improvements were driven by increased demand for our data and voice services and an expanded network footprint across Europe.

     Data revenue for the second quarter of 2001 reached $39.0 million, or 36% of total revenue, a 26% increase compared with the $31.0 million reported in the first quarter of 2001. This included $10.4 million of one-time data revenue during the second quarter. Data revenue increased more than three-fold year-over-year, from $9.6 million in the second quarter of 2000. For the first six months of 2001, data revenue amounted to $70.0 million, compared to $13.2 million in the same period last year, a more than four-fold improvement.

     The increase in data revenue is mainly due to increased demand for Carrier1's Internet services, including IP transit and Virtual ISP (VISP) services. AOL has used Carrier1's VISP services in the UK and in Germany since the last quarter of 2000. AOL recently extended its sizeable UK VISP contract until 2004 and placed additional capacity orders with the Company. The Company is planning to launch its IP VPN (Internet Virtual Private Network) service during the third quarter of 2001.

     Voice revenue accounted for $69.0 million, or 64% of total revenue. This represents an 18% growth over the $58.6 million reported in the first quarter of 2001, and a 44% increase over the $47.9 million reported in the second quarter of 2000. For the first six months of 2001, voice revenue was $127.6 million, a 33% growth compared to voice revenue of $95.6 million in the first half of 2000.

GROSS MARGIN

     For the quarter ended June 30, 2001, gross margin (revenue minus cost of services) was ($0.8) million compared to $4.9 million in the first quarter of 2001 and ($0.9) million reported in the second quarter of 2000. For the first six months of 2001, gross margin was $4.1 million, compared to ($4.2) million in the same period of 2000.

     Commenting on the gross margin for the second quarter, Schmid said: "The voice market suffered from extreme instability during the second quarter. Unusually high traffic due to the reduced number of carriers and volatility among suppliers we use to terminate traffic significantly increased our termination costs and negatively impacted our gross margin. We expect, as we optimise our supplier base and the overall market stabilizes, that gross margins should return to historical levels. We are quite pleased with the gross margin returns on our recurring data business and we hope to continue to improve those margins as our managed modem business achieves some maturity and further data products are rolled out on top of our infrastructure platform."

     Selling, general and administrative expenses (SG&A), before bad debt expense of $16.8 million, were $12.3 million or 11% of revenue in the second quarter of 2001. This compares with $12.3 million or 14% of revenue, before bad debt expense of $7.0 million, in the first quarter of 2001 and $8.3 million or 14% of revenue, before bad debt expense of $0.9 million, in the second quarter of 2000. For the first six months of 2001, SG&A before bad debt of $23.8 million was $24.6 million or 12% of revenue, compared to $15.6 million before bad debt of $1.2 million, or 14% of revenue for the same period last year.

EBITDA

     In the second quarter of 2001, EBITDA loss, excluding bad debt expense of $16.8 million, was $13.1 million or (12%) of revenue. This compares to a loss of $7.4 million, excluding bad debt of $7.0 million, or (8)% of revenue in the first quarter of 2001 and to a loss of $9.2 million or (16)% of revenue, excluding bad debt expense of $0.9 million, in the second quarter of 2000. In the first half of 2001, the EBITDA loss, excluding bad debt expenses of $23.8 million, was $20.5 million. This compares to an EBITDA loss of $19.8 million, before bad debt expense of $1.2 million, for the same period last year.

     Bad debt expenses for the second quarter, specifically relating to the voice business, were higher than previously anticipated due to the increased number of bankruptcies in the industry and Carrier1's further efforts to trim its customer base. During the quarter, the Company also reduced the number of voice customers connected to its pan-European network to reduce potential credit risks.

EARNINGS

     Net loss was $59.4 million in the second quarter of 2001 which included $13.3 million of net interest expense and currency exchange loss. This compares to a net loss of $45.2 million in the first quarter of 2001, of which $17.3 million was net interest expense and currency exchange loss. Net loss totalled $12.8 million in the second quarter of 2000, which included net other income of $4.6 million. For the first six months of 2001, net loss was $104.6 million, compared with $60.8 million for the first six months of 2000.

CAPITAL EXPENDITURES AND CASH POSITION

     Capital expenditures for the quarter amounted to $43.8 million compared to $109.2 million in the first quarter of 2001 and $44.4 million in the second quarter of 2000. For the first half of 2001, capital expenditures amounted to $153.0 million.

     The majority of these capital expenditures were associated with finalizing Carrier1's long-haul networks as well as taking certain metropolitan networks into operation.

     As of June 30, 2001, total restricted and unrestricted cash and marketable securities amounted to $161.5 million. In addition, the Company expects to receive value-added tax (VAT) refunds of approximately $40 million from various governmental institutions before year-end. Long-term debt was $230.2 million as of June 30, 2001.

     Carrier1 expects to reduce its cash burn rate in the second half of 2001 and beyond, through EBITDA and working capital improvements as well as reduced capital expenditures.

     Due to low visibility caused by current market conditions, as well as the new CEO's anticipated strategic review of the Company's finances and operations, Carrier1 expects to provide revised financial guidance later this year.

INFRASTRUCTURE AND NETWORK DEVELOPMENT

     Carrier1 is complementing its 14,000 route km of long-haul network, connecting more than 35 cities, with dense metropolitan networks in some of Europe's most important business centers, supporting the delivery of advanced services that meet customer needs. By the end of 2001, Carrier1 expects to have network infrastructure available in Amsterdam, Frankfurt,

     Geneva, Hanover, Milan, and Paris. While substantial elements of the metro rings in Berlin, Dusseldorf, Hamburg, London, Munich, Rotterdam and The Hague have been built, Carrier1 is slowing down the finalization of these networks in line with the overall slowdown in the capital expenditure plans of other major operators and also to take advantage of asset swaps and purchasing opportunities to further reduce the cost of constructing these networks. Furthermore, Carrier1 will slow down the finalization of its Southern Ring (sections of the long distance network connecting Frankfurt, Geneva, Milan, Paris and Zurich) due to market conditions and the availability of capacity from other operators at favorable conditions.

CONFERENCE CALL

     A conference call with support of slides will follow this press release on August 14, 2001 at 3:00 pm Central Europe time (9:00 am US Eastern Time) and will be simultaneously webcast on www.carrier1.com. This webcast will be made available for 90 days on Carrier1's website.

Financial table follows

                                                         Three Months   Three Months     Six Months         Six Months
                                                        Ended June 30   Ended June 30   Ended June 30      Ended June 30
Figures prepared in accordance with U.S. GAAP              2001             2000           2001               2000
                                                        -------------   -------------   -------------     ---------------
                                                                        ($ 000, except per share data)
Revenue . . . . . . . . . . . . . . . . . . . . . .      108,033          57,531          197,610             108,798

Operating Expenses:
   Cost of services . . . . . . . . . . . . . . . .      108,850          58,467          193,541             113,003
   Selling, general and administrative Expenses (1)       29,080           9,165           48,404              16,803
   Depreciation and amortization. . . . . . . . . .       16,166           7,228           29,624              13,379
   Total operating expenses . . . . . . . . . . . .      154,096          74,860          271,569             143,185
   Loss from Operations . . . . . . . . . . . . . .      (46,063)        (17,329)         (73,959)            (34,387)

Other Income (Expense):
   Interest expense . . . . . . . . . . . . . . . .       (7,987)         (5,712)         (16,075)            (15,836)
   Interest income. . . . . . . . . . . . . . . . .        2,889           6,406            6,732               9,090
   Other income (expense) . . . . . . . . . . . . .           (7)             (3)              (4)                 (6)
   Currency exchange loss, net. . . . . . . . . . .       (8,186)          3,862          (21,292)            (15,825)
   Total other income (expense) . . . . . . . . . .      (13,291)          4,553          (30,639)            (22,577)

Loss before Income Tax Benefit
  and Extraordinary item. . . . . . . . . . . . . .      (59,354)        (12,776)        (104,598)            (56,964)
Extraordinary item. . . . . . . . . . . . . . . . .            0               0                0              (3,789)
Income tax benefit. . . . . . . . . . . . . . . . .            0               0                0                   0
   Net Loss . . . . . . . . . . . . . . . . . . . .      (59,354)        (12,776)        (104,598)            (60,753)

Earnings (Loss) per Share
-------------------------
   Loss from operations in $. . . . . . . . . . . .        (1.07)          (0.42)           (1.73)              (0.88)
   Net loss in $. . . . . . . . . . . . . . . . . .        (1.38)          (0.31)           (2.44)              (1.56)

Weighted average shares . . . . . . . . . . . . . .   42,865,000      41,663,000       42,858,000          39,047,000

Other Financial Data
   EBITDA (2) . . . . . . . . . . . . . . . . . . .      (29,897)        (10,101)         (44,335)            (21,008)

                                                      June 30           December 31
Selected Balance Sheet Data                             2001               2000
---------------------------                           -------           ----------
   Unrestricted cash . . . . . . . . . . . . .        48,245               162,162
   Restricted cash . . . . . . . . . . . . . .        13,370                24,429
   Marketable securities . . . . . . . . . . .        84,955               198,186
   Restricted investments. . . . . . . . . . .        14,885                29,951
   Working capital . . . . . . . . . . . . . .       170,619               392,610
   Property and equipment, net . . . . . . . .       480,265               423,194
   Investments . . . . . . . . . . . . . . . .        35,063                31,008
                                                     -------            ----------
   Total Assets  . . . . . . . . . . . . . . .       907,610             1,054,261
                                                     =======            ==========

Long-term deferred revenue . . . . . . . . . .        92,796               103,496
Long-term debt . . . . . . . . . . . . . . . .       230,214               238,641
Equity . . . . . . . . . . . . . . . . . . . .       382,271               525,104

1 - Includes bad debt expenses of $16,768 and $910 for the three months ended June 30, 2001 and 2000, respectively, and $23,771 and $1,181 for the six months ended June 30, 2001 and 2000, respectively.

2 - EBITDA is not a U.S. GAAP measure. EBITDA is defined as earnings before interest, taxes, depreciation and amortization, foreign currency exchange gains or losses, other income (expense) and extraordinary items.

ABOUT CARRIER1

     Carrier1 International S.A. is one of Europe's top providers of end-to-end Internet, broadband, voice, data-centre and dialup access communications to large users of telecommunications services with a network that spans 14,000 contracted route kilometers in 13 countries, and links more than 35 European cities. Carrier1 provides its clients with carrier-grade transport and network solutions as well as end-user-ready, value-added services that customers then brand and market to their respective users.

FOR MEDIA AND INVESTOR INFORMATION, PLEASE CONTACT:

Nicole Blanchard                                Helene Baril
Carrier1                                        Carrier1
Vice President, Corporate                       Director, Investor
Communications and Investor Relations           Relations
nicole.blanchard@carrier1.com                   helene.baril@carrier1.com
Tel: +41 1 297 2615                             Tel: +41 1 297 2605 09

     U.S. media please contact: George Sopko or Michael Kassin at Stanton Crenshaw Communications, Tel: 212-780-1900 (george@stanton-crenshaw.com or mkassin@stanton-crenshaw.com)

Silke Wunderle
Carrier1
Director of Marketing Communications
silke.wunderle@carrier1.com
Tel: +49 69 66 442 338

     References to our web site are not intended to create an active link.

FORWARD LOOKING STATEMENT:

     The information contained in this press release contains
"forward-looking" statements within the meaning of the U.S. federal securities laws. These statements can be identified by the use of forward-looking terminology such as "believes", "expects", "plans", "estimates", "may", "will", "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks, uncertainties and assumptions.

     These statements include those regarding (i) the search for a new CEO;
(ii) the expected VAT refunds including the amounts and the timing of the refund; (iii) the continued revenue growth including data services revenue;
(iv) the performance of services under and the revenue stream from the Company's UK VISP contract with AOL and the additional orders for capacity;
(v) the Company's action plan in respect of its voice business including the analysis and implementation, (vi) the planned reduction in capital expenditures and SG&A costs and the implementation of certain initiatives, including the completion of certain metro networks, and the intended impact thereof on the Company's long term growth; (vii) the continued increase in demand for our data and voice services; (viii) the timing and implementation of the launch of the Company's IP VPN service; (ix) our expectation as to future gross margins and the underlying reasons for this; (x) the reduction of the Company's cash burn rate in the second half of 2001 and the reasons underlying such reduction; (xi) the timing, cost, and implementation of the Company's infrastructure and network deployment, including in respect of its metropolitan networks, (xii) the Company's plans to reduce the cost of such deployment by swapping or purchasing and slowing down the implementation of certain networks.

     These statements are based on the current expectations of the management of Carrier1 and performance is subject to risks, uncertainties and other factors that could cause actual results to differ materially from these statements. Such risks include but are not limited to, the deterioration of the market economy, including in Europe and the technology and telecommunications segments, the deterioration of the financial strength of our customer base, adverse regulatory, technological, judicial or competitive developments; decline in Carrier'1 services or products; inability to timely develop and introduce new technologies, products and services; pressure on pricing resulting from competition; unforeseen construction delays and failure to receive on a timely basis necessary permits or other governmental approvals, failure to obtain any necessary financing if management's business plan assumptions are not met, performance failure by third parties with whom Carrier1 has contracted including for the supply or maintenance of infrastructure components and by joint venture partners; the risk of termination of certain joint ventures through which Carrier1 operates; the amount of indebtedness incurred by Carrier1 and its obligations thereunder. For a more detailed discussion of these risks, uncertainties and other factors affecting the Company, please refer to the Company's prospectus and periodic reports filed with the U.S. Securities and Exchange Commission on Form 10-K, 10-Q and 8-K, including its 10-K for the year ended 31 December 2000 and its 10-Qs for the quarter ended 31 March 2001 and 30 June 2001. Corresponding filings are available on the Frankfurt Stock Exchange.